Exhibit 10.1

CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT
ADS ALLIANCE DATA SYSTEMS, INC.

This CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (the "Agreement") is entered into as of December 13, 2016, (the "Effective Date") by and between ADS Alliance Data Systems, Inc. (the "Company"), and Edward Heffernan (the "Executive").
RECITALS
WHEREAS, the Executive is a key employee of the Company and serves as the Company's President and CEO;
WHEREAS, the Company and the Executive are party to that certain Change in Control Severance Protection Agreement dated as of September 25, 2003 (the "Prior Agreement"), which shall terminate and be of no further force or effect upon the execution and delivery of this Agreement by the Company and the Executive;
WHEREAS, the Company and the Executive desire to set forth herein the sole and exclusive terms and conditions relating to the Executive's compensation in the event of a termination of the Executive's employment in connection with a Change in Control (as defined below);
WHEREAS, in the event of a Change in Control, the Executive may be vulnerable to dismissal without regard to quality of the Executive's service, and the Board believes that it is in the best interests of the Parent and the Company for the Company to enter into this Agreement in order to assure the present and future continuity, objectivity and dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control;
WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executive's full attention and dedication to the Company currently and in the event of any pending or threatened Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control that ensure that the compensation and benefits meet the expectations of the Executive and are competitive with those of other corporations; and
WHEREAS, this Agreement is not intended to be and shall not constitute an employment contract between the Company and the Executive or impose any obligation upon the Company to retain the Executive.
NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Definitions.  For purposes hereof, the following terms shall mean:

a. "Affiliate" shall mean any entity that has a direct or indirect equity interest in the Company or with respect to which the Company holds an equity interest, or any entity directly or indirectly controlling, controlled by or under the common control of the Company.
b. "Annual Salary" shall mean the greater of the Executive's annual salary as in effect immediately prior to the date of the Qualifying Termination or his annual salary as in effect on the date of the Change in Control.
c. "Board" shall mean the Board of Directors of the Parent.
d. "Cause" shall mean if the Executive is a party to an employment agreement or offer letter or any other agreement for services with the Company or its Affiliates and such agreement is in effect at the time of termination of employment, and provides for a definition of Cause, the definition therein contained, or, if no such agreement exists, it shall mean the Executive's (i) material breach of any of such Executive's covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (ii) continued failure after written notice from the Company or any applicable Affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the Executive's superiors, including, without limitation, the Board; (iii) conviction of, or plea of guilty or nolo contendere to a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or other crime involving moral turpitude; or (iv) material violation of any material law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company or of an Affiliate.  The Board, in good faith, shall determine all matters and questions relating to whether the Executive has been discharged for Cause.
e. "Change in Control" shall mean one of the following events:  (i) the merger, consolidation or other reorganization of Alliance Data Systems Corporation ("Parent") in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of Parent, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of the Parent), cash, or other property; (ii) the sale, lease or exchange of all or substantially all of the assets of the Parent to any other corporation or entity (except a direct or indirect wholly owned subsidiary of the Parent); (iii) the adoption by the stockholders of the Parent of a plan of liquidation and dissolution; (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any Person or entity, including without limitation a "group" as contemplated by Section 13(d)(3) of the Exchange Act (whether or not the Exchange Act is then applicable to the Parent), of beneficial ownership, as contemplated by such section, of more than twenty percent (20%) (based on voting power) of the Parent's outstanding capital stock and such Person, entity or group currently has, or either publicly or by written notice to the Parent states an intention to seek, a representative member on the Board; (v) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any Person, entity or group of beneficial ownership of more than thirty percent (30%) (based on voting power) of the Parent's outstanding capital stock; or (vi) as a result of or in connection with a contested election of directors, the Persons who were the directors of the Parent before such election shall cease to constitute a majority of the Board.

f. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the "Regulations").
g. "Disability" shall mean (i) if the Executive's employment or service is subject to the terms of an employment agreement, or offer letter or any other agreement with the Company or its Affiliate, which agreement includes a definition of "Disability," the definition therein contained; or (ii) if no such agreement exists, the term "Disability as used in any applicable long-term disability plan, if any; or (iii) if there is no such agreement or plan, it shall mean a physical or mental infirmity which impairs the Executive's ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.
h. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.
i. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.  References to any provisions of the Exchange Act shall be deemed to include rules thereunder and successor provision rules thereto.
j. "Good Reason" shall mean if the Executive is a party to an employment agreement or offer letter or any other agreement for services with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition therein contained, or, if no such agreement or definition exists, it shall mean the occurrence of any of the following events, in each case without the Executive's consent: (i) a material lessening of the Executive's responsibilities; (ii) a reduction of at least 5% in the Executive's Annual Salary and/or opportunity for Incentive Compensation; or (iii) the Company's requiring the Executive to be based anywhere other than within fifty (50) miles of the Executive's place of employment at the time of the occurrence of the Change in Control, except for reasonably required travel to the extent substantially consistent with the Executive's business travel obligations as in existence at the time of the Change in Control.
k. "Incentive Compensation" shall mean the greater of the Executive's target bonus immediately prior to the Qualifying Termination or his target bonus in the year in which the Change in Control occurs.
l. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) Parent, the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Parent, the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent.
m. "Qualifying Termination" shall mean (i) a termination by the Executive of the Executive's employment with the Company for Good Reason within two (2) years after the occurrence of a Change in Control, but only if (A) the Executive has provided written notice to the Company of the existence of the condition constituting Good Reason not more than ninety (90) days following the initial existence of such condition, and (B) the Company fails to cure such condition on or before the thirtieth (30th) day after receiving such notice; or (ii) a termination of the Executive's employment without Cause by the Company within two (2) years after the occurrence of a Change in Control.  A termination of the Executive's employment due to Disability, Retirement or death shall not constitute a Qualifying Termination.
n. "Retirement" shall mean the Executive's retirement in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or any written retirement arrangement established between the Company and the Executive as in effect immediately prior to the Change in Control.
o. "Section 409A Limit" shall mean two times the lesser of: (i) Executive's annualized compensation based upon the annual rate of pay paid to the Executive during the calendar year preceding the calendar year of Executive's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive's employment is terminated.
p. "Total Compensation" shall mean, for the year of a Qualifying Termination, the sum of the Annual Salary and Incentive Compensation.
2. Term.  This Agreement shall remain in effect until December 13, 2019 (the "Original Term").  This Agreement shall automatically renew for three (3) years at the end of the Original Term and each three year anniversary thereafter (each such extension, a "Renewal Term") unless the Company provides ninety (90) days advance written notice of non-renewal prior to the end of the Original Term or a Renewal Term; provided, however, that the Company shall not terminate this Agreement once Parent has commenced negotiations directly relating to a Change in Control.  If a Qualifying Termination occurs during the Term, this Agreement shall continue in full force and effect and shall not terminate until the Executive shall have received the severance compensation provided hereunder, provided that all terms and conditions have been met.
3. Payment of Accrued Compensation upon a Qualifying Termination.  If a Qualifying Termination occurs, the Executive shall immediately be paid all earned and accrued salary due and owing to the Executive as of the Qualifying Termination, a pro rata portion of the Executive's target bonus in the year of the Qualifying Termination, any benefits then due under any benefit plans of the Company in which the Executive is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties, all to the date of the Qualifying Termination (collectively, "Accrued Compensation").  The Executive shall also be entitled to the severance compensation described in Section 4.
4. Severance Compensation.  Upon the Executive's execution of a General Release substantially in the form attached hereto as Exhibit A, provided that such General Release becomes effective and irrevocable no later than 60 days following the Qualifying Termination, the Executive shall be entitled to the following upon a Qualifying Termination under the conditions set forth below:

a. Severance Amount.  The Company shall pay to the Executive severance compensation in an aggregate amount equal to two and one half (2.5) times the Executive's Total Compensation (the "Severance Amount").
b. Payment of Severance Amount.  The Severance Amount shall be paid without prejudice to the Executive's right to receive all Accrued Compensation.  If the General Release does not become effective by the deadline set forth in this Section 4, Executive will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the General Release becomes effective and irrevocable.  Unless otherwise required by Section 12, the Severance Amount shall be paid to the Executive in a lump sum within thirty (30) days of the execution of the General Release.  The Severance Amount shall be paid irrespective of the Executive's employment status or self-employment; provided, however, that if the Executive should violate the terms of the General Release, the Company shall be under no further obligation to continue any payments or benefits hereunder.
c. Certain Welfare Benefits.  For a number of months after the Qualifying Termination equal to twenty-four (24) (the "Continuation Period")1, the Company shall, at its expense, provide on behalf of the Executive and his dependents and beneficiaries the equivalent medical, dental and hospitalization coverages and benefits and financial planning services (hereinafter referred to as the "Welfare Benefits")2 provided to the Executive immediately prior to the Change in Control or, if greater, the Welfare Benefits provided at any time thereafter.  The Welfare Benefits (including deductibles and costs) provided in this Section 4(c) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such Welfare Benefits.  The Company's obligation hereunder with respect to the foregoing Welfare Benefits shall be reduced to the extent that the Executive obtains any such Welfare Benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the Welfare Benefits it is required to provide the Executive hereunder so long as the aggregate Welfare Benefits of the combined benefit plans is no less favorable to the Executive than the Welfare Benefits required to be provided hereunder.  Neither this Section 4(c) nor any other provision of this Agreement shall be interpreted so as to reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit plan or arrangement.  Notwithstanding the foregoing, should the Executive become entitled to the Severance Amount, he shall not be entitled to any severance pay under any other plan, policy or agreement under which he may be otherwise entitled.
d. Equity Grants.  All equity grants made by the Company to the Executive that remain outstanding as of the Qualifying Termination shall be subject to the terms and conditions set forth in any governing plan or award documents applicable to such equity grants.
5. Exclusive Remedy.  In the event of a Qualifying Termination, the provisions of Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to

1 The COBRA continuation period will not begin until the end of the 24-month Continuation Period, at which time the Executive must be given a COBRA election notice.
2 The value of health care reimbursements paid could be taxable to Executive unless the imputed value of coverage is reported as wages on Executive's W-2.

which the Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no benefits, compensation or other payments or rights upon a Qualifying Termination other than those benefits expressly set forth in Section 4.
6. Limitation on Payments.
a. Limitation.  In the event that the Severance Amount and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 4 will be either:
(i) delivered in full, or
(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in Severance Amount and other benefits constituting "parachute payments" is necessary so that benefits are delivered to a lesser extent, reduction shall be made in accordance with Section 409A of the Code and in the following order: reduction of cash payments; cancellation of awards granted "contingent on a change in ownership or control" (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; reduction of employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive's equity awards.
b. Determination by Accountant.  Any determination required to be made under this Section 6 shall be made at the Company's expense by an independent nationally recognized accounting firm selected by the Company (the "Accounting Firm").  The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to the Company and the Executive by no later than ten (10) days following the Qualifying Termination, if applicable, or such earlier time as requested by the Company or the Executive.  The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6.  For purposes of making the calculations required by this Section 6, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any determination by the Accounting Firm shall be conclusive and binding upon the Company and the Executive

7. Disputes.  The Company shall pay as incurred, to the full extent permitted by law, all reasonably incurred legal fees and expenses which the Executive may incur as the result of any contest (including as the result of any contest by the Executive concerning the amount of any payment pursuant to this Agreement) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that the Company shall not pay such legal fees:  (A) to the extent they were incurred with respect to a claim brought by the Executive in bad faith and/or (B) to the extent they were incurred where a determination has been made (either by a court or as part of a settlement agreement) that the Executive is not entitled to substantially all the amounts claimed by the Executive whether or not such claims were made in bad faith.  At the sole election of the Company, any controversy, claim or dispute arising out of or related to this Agreement shall be subject to either (a) a court of law having competent jurisdiction or (b) binding arbitration in a venue mutually agreed upon by the Company and the Executive in accordance with the alternative dispute resolution rules and procedures of JAMS in effect at such time and with the determination of the arbitrator as final, conclusive and binding on the parties.
8. Employment Status.  This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive in the employ of the Company or any Affiliate, or to change the status of the Executive's employment.
9. Nature of Rights.  The Executive shall have the status of a mere unsecured creditor of the Company with respect to his right to receive any payment under this Agreement.  This Agreement shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein.  It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein, except as specifically set forth in Section 5, limit or reduce such rights as the Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
10. Full Settlement and Mitigation.  The Company's obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment except as set forth in Section 4(c) with respect to certain welfare benefits.

11. Miscellaneous.
a. Severability.  The validity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise illegal, invalid, void or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.
b. Withholding.  All compensation and benefits to the Executive hereunder shall be reduced by all Federal, state, local and other withholdings and similar taxes and payments required by applicable law.
c. Entire Agreement; Modification.  This Agreement represents the entire agreement between the parties and except as expressly set forth herein supersedes any prior agreements between the parties, written or oral, including without limitation, the Prior Agreement and those terms and conditions as set forth in any other severance agreement, employment agreement or offer letter between the Executive and the Company or its Affiliate that relates to the Executive's Qualifying Termination. For the avoidance of doubt, upon the execution and delivery of this Agreement by the Company and Executive, the Prior Agreement shall terminate and be of no further force or effect.  This Agreement may be amended, modified, superseded, canceled, or assigned and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall not affect such party's right at a latter time to enforce the same.  No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.
d. Applicable Law.  This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to its conflict of laws provisions.
e. Successors.  This Agreement shall be binding upon any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business or assets and such successor shall assume the obligations under this Agreement and shall agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all rights of the Executive hereunder will inure to the benefit of the Executive's heirs.
f. Nontransferability by Executive.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.
g. Clawback.  Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the

Company providing for clawback or recovery of amounts that were paid to the Executive.  The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
12. Section 409A.
a. Notwithstanding anything to the contrary in this Agreement, no severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder ("Section 409A") (together, the "Deferred Compensation Separation Benefits") will be payable until the Executive has a "separation from service" within the meaning of Section 409A.
b. Notwithstanding anything to the contrary in this Agreement, if the Executive is a "specified employee" within the meaning of Section 409A, as determined by the Board in its discretion, at the time of Executive's termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six months following Executive's separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive's separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if the Executive dies following Executive's separation from service but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each installment payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  Notwithstanding anything to the contrary in this Agreement, if any payment or benefit is conditioned upon the Executive's execution of a General Release, the first payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
c. Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause a above.
d. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause a above.
e. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.
[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of December 13, 2016.

ADS ALLIANCE DATA SYSTEMS, INC.
By:  /s/ Joseph L. Motes
Joseph L. Motes
Senior Vice President, General Counsel

EXECUTIVE:
/s/ Edward J. Heffernan
Edward J. Heffernan